Exhibit 4.11

PARK NATIONAL CORPORATION
50 North Third Street
Post Office Box 3500
Newark, Ohio 43058-3500
(740) 349-8451
www.parknationalcorp.com

February 28, 2011

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:	Park National Corporation
Commission File Number: 1-13006
Annual Report on Form 10-K for the Fiscal Year
Ended December 31, 2010

Ladies and Gentlemen:

Park National Corporation, an Ohio corporation (“Park”), is today filing with the Securities and Exchange Commission (the “SEC”) the Annual Report on Form 10-K of Park for the fiscal year ended December 31, 2010 (“Park’s 2010 Form 10-K”).

Neither (i) Park nor (ii) any of Park’s consolidated subsidiaries has outstanding any instrument or agreement with respect to its long-term debt under which the total amount of long-term debt authorized exceeds 10% of the total assets of Park and Park’s subsidiaries on a consolidated basis.  In accordance with the provisions of Item 601(b)(4)(iii) of SEC Regulation S-K, Park hereby agrees to furnish to the SEC, upon request, a copy of each instrument or agreement defining (i) the rights of holders of long-term debt of Park or (ii) the rights of holders of long-term debt of a consolidated subsidiary of Park, in each case which is not being filed or incorporated by reference as an exhibit to Park’s 2010 Form 10-K.

Very truly yours,

PARK NATIONAL CORPORATION

/s/ John W. Kozak
John W. Kozak
Chief Financial Officer